Exhibit 99.1
CONTACT:
Tom Steinbauer
Senior Vice President, Chief Financial Officer
Ameristar Casinos, Inc.
(702) 567-7000
Ameristar Casinos announces public offering of common stock by selling stockholder
Las Vegas, Monday, May 16, 2011 — Ameristar Casinos, Inc. (NASDAQ-GS: ASCA) announced today that the Estate of Craig H. Neilsen (the “Selling Stockholder”), an affiliate of the Company, has agreed to sell 4,560,055 of its shares of the Company’s common stock in an underwritten public offering. The Selling Stockholder currently owns approximately 15% of the Company’s outstanding common stock and after giving effect to this offering will own approximately 0.77% of the Company’s outstanding common stock. The Company will not receive any proceeds from the offering. The total number of shares of the Company’s common stock outstanding will not change as a result of this offering.
BofA Merrill Lynch is acting as the sole underwriter for the offering. The offering is being made pursuant to an effective shelf registration statement. The offering may be made only by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained by sending a request to: BofA Merrill Lynch, Attn: Prospectus Department, 4 World Financial Center, New York, New York 10080; email: dg.prospectus_requests@baml.com.
This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
Forward-Looking Information
This release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that,” “should” or words of similar meaning, with reference to Ameristar or our management.
Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals are forward-looking statements. It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct. For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2010, and “Item 2. Management’s Discussion and

Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.
About Ameristar
Ameristar Casinos, Inc. is a leading Las Vegas-based gaming and entertainment company known for its premier properties characterized by state-of-the-art casino floors and superior dining, lodging and entertainment offerings. Ameristar’s focus on the highest quality gaming experience and exceptional guest service has earned it leading positions in the markets in which it operates. Founded in 1954 in Jackpot, Nev., Ameristar has been a public company since November 1993. The Company has a portfolio of eight casinos in seven markets: Ameristar Casino Resort Spa St. Charles (greater St. Louis); Ameristar Casino Hotel Kansas City; Ameristar Casino Hotel Council Bluffs (Omaha, Neb. and southwestern Iowa); Ameristar Casino Resort Spa Black Hawk (Denver metropolitan area); Ameristar Casino Hotel Vicksburg (Jackson, Miss. and Monroe, La.); Ameristar Casino Hotel East Chicago (Chicagoland area); and Cactus Petes Resort Casino and The Horseshu Hotel and Casino in Jackpot, Nev. (Idaho and the Pacific Northwest).
Visit Ameristar Casinos’ website at www.ameristar.com (which shall not be deemed to be incorporated in or a part of this news release).